EXHIBIT 10.1

BayHill Group

November 22, 2005

Mr. Gary Cook
Chief Financial Officer and Acting Chief Executive Officer
Cognigen Networks, Inc.

Re: Services Agreement – BayHill Group LC

Dear Gary,

     This Services Agreement (the “Agreement”) is made and entered into effective as of November 22, 2005, by and between Cognigen Networks, Inc., a Colorado Corporation with principal offices located at 6405 — 218th Street, S.W., Suite 305 Mountlake Terrace, Washington 98043 (“Cognigen”), and BayHill Group LC, a Utah Limited Liability Company with principal offices located at 1559 E. Technology Way, Orem, Utah 84097 (“BayHill Group LC”). The Agreement will confirm the understanding between Cognigen and BayHill Group LC, whereby BayHill Group LC will act as an advisor to Cognigen in regard to general business matters as requested by Cognigen.

     In consideration of the mutual promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Cognigen and BayHill Group LC mutually agree as follows:

1.   Services.

     BayHill Group LC, through the services of its members, will be available as requested by Cognigen, with primary focus on assisting Cognigen in developing business strategies and other corporate matters, including but not limited to those specified in section 5 below. BayHill Group LC Members may also serve as Cognigen executives and senior managers as specified from time to time by Cognigen.

2.   Term.

     This Agreement will be for a term of Six (6) months from the date of this Agreement (the “Term”). The Term will be automatically extended for successive periods of Three months each, unless cancelled by either party upon thirty (30) days written notice given prior to the end of each Term.

3.   Compensation.

     During the Term of this Agreement BayHill Group LC shall receive from Cognigen for services rendered pursuant to this Agreement a fee based on the following fee schedule:

—	Ten Thousand Dollars ($10,000) for each month beginning December 2005 (or the date upon which this agreement is signed) through May 2006, of which Five Thousand Dollars will be accrued each month,

1559 North Technology Way	Telephone: 801.437.9679
Orem, Utah 84097	Fax: 801.705.9372
Website: www.bayhillgroup.com

—	Fifteen Thousand Dollars ($15,000) for each month thereafter, of which $7,500 will be accrued each month.

Each of these payments will be due and payable on the first day of each month. Amounts accrued will be due and payable to BayHill Group LC once Cognigen has received cumulative equity funding in amounts greater than One Million Dollars ($1,000,000) or has acquired another business or combination of businesses which have at least $1,000,000 in cash collectively. The accrued amounts may also be used to exercise Warrants as set forth below.

4.   Equity Participation Rights.

     In addition to the Compensation set forth in section 3 above, BayHill Group LC shall be granted five-year warrants to purchase 437,500 shares of common stock (“Equity Participation Rights”) at an exercise price based on the closing market price as of the date of this Agreement. The Equity Participation Rights agreement shall be drafted and executed as soon as practicable following the execution of this Agreement and after approval of the Board of Directors. The common warrants will vest and be exercisable based on the following vesting schedule (in any combination that equals 100%, but no more than 100%):

o	20% of the warrants will vest each time Cognigen’s stock price doubles based on a ninety-day average price (from the closing market price as of the date of this Agreement),

o	20% of the warrants will vest each time that Cognigen’s quarterly revenue growth rate increases 5% based on a three-quarter rolling average,

o	20% of the warrants will vest each time that Cognigen completes an acquisition, or combination of acquisitions, resulting in annual revenues of or exceeding Five Million Dollars ($5,000,000),

o	20% of the warrants will vest each time Cognigen completes a funding round, or a combination of funding rounds, that is greater than One Million Dollars ($1,000,000),

o	20% of the warrants will vest upon the first month following the quarter that Cognigen becomes compliant with the new Sarbannes-Oxley 404 requirements required by 2007,

o	20% will vest upon Cognigen becoming listed on either the NASDAQ Small Cap market or AMEX exchange,

o	20% will vest at the end of six months from the date of this Agreement.

Cognigen agrees to piggy back registration rights, and grant BayHill Group LC a one time demand registration right after Cognigen has either completed a funding round, or a combination of funding rounds that is greater than Five Million Dollars ($5,000,000) or completed an acquisition, or combination of acquisitions resulting in annual revenues of or exceeding Five Million Dollars ($5,000,000), to register the shares of stock acquired by BayHill Group LC through exercise of these warrants.

In the event that this Agreement is terminated by Cognigen, the remaining warrants not vested after one year from the date of termination will be cancelled.

5.   Performance Commitment.

     Cognigen and BayHill Group LC agree that during the Term of the Agreement, BayHill Group LC shall: Assist Cognigen in its strategic planning activities, raising capital, finding companies to acquire, assisting the company in its investor relations activities, and serving in various interim management capacities as requested. From time to time, Cognigen may request services from BayHill Group LC that are beyond the general services described above, in these cases Cognigen and BayHill Group LC will negotiate separate terms that may be added as addendums to this Agreement.

6.   Expense Reimbursement.

     Cognigen will reimburse all reasonable expenses of BayHill Group LC incurred on behalf of Cognigen in connection with this Agreement when invoiced. These include specific travel and other expenses incurred specifically on behalf of Cognigen, but exclude allocation of telephone and other ongoing BayHill Group office costs. Reasonable professional expenses expected to exceed $2,500 per month will be approved by Cognigen in advance.

7.   Indemnification.

     In connection with BayHill Group LC providing services, as provided herein, Cognigen agrees to indemnify and hold harmless BayHill Group LC, including its members, officers, directors, stockholders, employees, agents and representatives, against any and all losses, claims, damages, liabilities or reasonable costs (including reasonable legal fees and expenses) directly or indirectly, relating to or arising out of BayHill Group LC’s activities on behalf of Cognigen as provided herein, provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability or cost to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from the negligence or willful misconduct of BayHill Group LC. Cognigen agrees that BayHill Group LC shall not have any liability whether direct or indirect, in contract or otherwise, to Cognigen for or in connection with the engagement of BayHill Group LC as provided herein except for any such liability for losses, claims, damages, liabilities or costs that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from BayHill Group LC’s negligence or willful misconduct.

     BayHill Group LC agrees to indemnify, defend and hold harmless Cognigen and its affiliates and controlling persons and their respective officers, managers, members, partners, directors, shareholders, employees, representatives and agents (all such persons and entities being collectively referred to as the “Indemnified Parties”) from and against any and all actual losses, demands, actions, causes of action, assessments, damages, liabilities, costs or expenses, including without limitation interest, penalties, fines, fees, deficiencies, claims of damage, court and arbitration costs and fees, and disbursements of attorneys, accountants, consultants, and other experts as and when incurred or sustained by any Indemnified Party as a result of or arising from any breach by BayHill Group LC of paragraph 1 hereof.

8.   Confidentiality.

     Both parties to this Agreement agree to maintain all confidential information (as defined below) regarding both this Agreement and any of the information obtained as a result of this Agreement in strict confidence. Such information may be shared with related professionals and those parties with a specific need to know (collectively, “Representatives”) provided sufficient procedures are established to preserve confidentiality and all such persons are made aware of this agreement and agree to keep such information confidential. The parties desire to maintain the confidentiality of all Confidential Information disclosed to the other party and to preserve for itself the commercial benefits of the utilization of such information. “Confidential Information” includes, without limitation, all information disclosed, directly or indirectly, through any means of communication and/or observation, by or on behalf of the disclosing party (the “Disclosing Party”): (i) concerning the Disclosing Party’s investments, liquidity, marketing activities, product designs, proprietary software and/or tonic, administrative techniques, financial condition, research and development, pricing, strategic plans, customers, vendors, contractors, software, equipment, forecasts, personnel, wages, sales organization, plant operations, and business operating initiatives; (ii) that is similar to the items described in (i), but provided to Disclosing Party by, and concerning, the existing or potential customers or vendors of Disclosing Party; (iii) any other material or information that is non-public, confidential, or proprietary in nature, (iv) extracts, conclusions from and summaries of such material and information. Confidential Information does not include information that is publicly available other than by acts or omissions of the recipient of such information or its agents, representatives or employees in violation of this Agreement. The receiving party hereby agrees that Confidential Information will also include information that is not specifically encompassed in the definition above, but that should reasonably be expected to be considered confidential by the Disclosing Party.

     b) Cognigen understands that, in rendering the Services required hereunder, BayHill Group LC will be using and relying on publicly available information and the information furnished to BayHill Group LC by Cognigen without independent verification thereof. BayHill Group LC fully understands and accepts its insider responsibility with regard to all non-public information provided by Cognigen. BayHill Group LC agrees to abide by Cognigen’s policy and insider guidelines upon written receipt of such. BayHill Group LC will treat as confidential any non-public information provided to it hereunder and will not disclose the same to third parties at any time unless approved by Cognigen or required by applicable law. In such event that disclosure of Confidential Information is required to be made by BayHill Group LC, BayHill Group LC will give Cognigen prompt notice thereof so that Cognigen may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement (and if Cognigen seeks such an order, BayHill Group LC will provide such cooperation as Cognigen shall reasonably request). If, in the absence of a protective order, BayHill Group LC is nonetheless legally compelled to disclose such Confidential Information, BayHill Group LC will furnish only that portion of the Confidential Information which BayHill Group LC reasonably believes it is legally required to furnish; provided, however, that BayHill Group LC will give Cognigen written notice of the information to be disclosed as far in advance of its disclosure as is practicable and use its best efforts to obtain assurances that confidential treatment will be accorded to such information. In addition, BayHill Group LC will use its reasonable best efforts to comply with all applicable state and federal securities laws in the performance of this Agreement.

     Upon a Disclosing Party’s request, the recipient of Confidential Information from such Disclosing Party will promptly return to the Disclosing Party all copies (and shall retain no copies) of all Confidential Information furnished to the recipient or the recipient’s Representatives and will, at the request of the Disclosing Party, destroy all analyses, compilations, summaries, studies and other material prepared by the recipient or the recipient’s Representatives based in whole or in part on, or otherwise containing or reflecting any of, the Confidential Information.

     Notwithstanding any other provision of this Agreement, each party agrees that money damages would not be a sufficient remedy for any breach of this paragraph 8 by the recipient of Confidential Information from a Disclosing Party (or any Representative of such recipient), and that, in addition to all other remedies, any Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and such recipient further agrees to waive (or cause any of its Representatives to waive, if applicable) any requirement for the securing or posting of any bond in connection with any such remedy.

9.   Choice of Law and Jurisdiction.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Utah. The parties (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the federal or state courts located in the State of Utah, (ii) waive any objection to the venue of such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consent to the jurisdiction of any such court in any suit, action or proceeding.

10.   Relationship.

     The parties hereto do not intend this Agreement or the relationship hereunder to constitute a joint venture or partnership of any kind. The parties hereto agree that BayHill Group LC is an independent contractor in performing the services hereunder and, as such, BayHill Group LC shall be the sole employer of BayHill Group LC’s employees. Under no circumstance shall one party’s employees be construed to be employees of the other party, nor shall one party’s employees be entitled to participate in the profit sharing, pension or other plans established for the benefit of the other party’s employees.

11.   Entire Agreement.

     This Agreement, as amended from time to time, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions and agreements (whether written or oral) between the parties relating to the subject matter hereof. All Exhibits attached to this Agreement are expressly made a part of this Agreement as though completely set forth in it. The Agreement may not be amended or modified in any way except by a written instrument signed by a duly authorized of officer of BayHill Group LC and Cognigen. In executing this Agreement, each party acknowledges that it does not rely on any inducements, promises or representations of the other party or any agent of the other party, other than the terms and conditions specifically set forth in this Agreement. The Agreement shall inure to and bind the successors and assigns of the respective parties hereto.

12.   Assignment.

     Except in conjunction with the sale of all or substantially all of its assets, neither party hereto may sell or assign any of its rights or delegate any of its duties or obligations under the terms of the Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. No such permitted sale or assignment shall relieve either party of its obligations under the Agreement.

13.   Survivability of Obligations.

     Termination of this Agreement as provided herein shall not relieve either Cognigen or BayHill Group LC of any obligation arising hereunder prior to such termination.

14.   Waiver.

     Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of the Agreement on the part of the other party or parties. No course of dealing or performance between the parties hereto, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of any party hereto.

15.    Miscellaneous.

     If BayHill Group LC’s employees are working on the premises of Cognigen, BayHill Group LC’s employees shall observe the working hours, working rules and security procedures established by Cognigen.

16.   Severability.

     In the event that any provision of this Agreement should he declared illegal or unenforceable for any reason by any legally constituted court or government authority, the remaining provisions shall not be invalidated on account thereof and shall remain in full force and effect provided, however, that if as a result of a declaration of illegality or unenforceability of a part of this Agreement the essential purposes of this Agreement cannot be fulfilled, the Agreement shall terminate forthwith, and all provisions of this Agreement relating to or governing termination thereof shall come into effect.

17.   Good Faith Dealings.

     The parties hereto shall deal with each other at all times in good faith.

18.   Counterparts.

     This Agreement may be executed in separate counterparts, and all such counterparts will constitute one and the same instrument.

Signature page follows

     If the foregoing confirms our agreement, kindly execute in the space provided below.

Very truly yours, BayHill Group LC By: /s/ Todd Esplin Todd Esplin, Partner

Agreed and Accepted By:

/s/ Gary Cook
Gary Cook
Chief Financial Officer and
Acting Chief Executive Officer